EXHIBIT 99.1

SMTC Reports Third Quarter Results

  Reports third quarter revenues of $72.9 million up by 12.3% from prior quarter.
  Achieved positive adjusted EBITDA of $2.1 million versus $(1.3) million in the prior quarter.
  Working capital essentially unchanged from prior quarter.
  Third quarter net income was $0.6 million and was negatively affected by two non-recurring legacy items totaling $0.51 million.
  In compliance with bank covenants.

TORONTO, Nov. 12, 2013 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) ("SMTC"), a global electronics manufacturing services provider, today announced third quarter 2013 unaudited results.

Revenue for the quarter was $72.9 million, or 12.3% increase sequentially from the second quarter of 2013, and a 3.6% decrease from the third quarter of 2012. The increase was mainly due to two customers. Gross margin was 8.0% compared to 1.9% in the prior quarter and 7.9% in the third quarter of 2012. However, when removing the effects of unrealized foreign exchange on derivatives, the negative gross margin from the closed Markham manufacturing facility and all non-recurring expenses, the gross margins were 8.6% in the third quarter compared to 9.1% in the prior quarter and 7.7% in the third quarter of 2012. Adjusted EBITDA was $2.1 million in the third quarter compared to $(1.3) million in the prior quarter and $1.4 million in the third quarter of 2012. Once again, when removing the gross margin from the now closed Markham manufacturing facility and the non-recurring expenses, adjusted EBITDA was $2.7 million in the third quarter compared to $2.2 million in the prior quarter and $2.3 million in the third quarter of 2012. Working capital increased slightly to $16.6 million in the third quarter of 2013 up from $16.4 million in prior quarter and compared to $22.9 million in the third quarter of 2012. Total debt including capital lease obligations net of cash increased from $22.5 million in the prior quarter to $26.5 million principally due to higher receivables resulting from higher sales and timing of receipts.

"We are pleased with the improvement in revenue over the prior quarter and our order book remains strong. Significant gains have been made across our business resulting in improved customer satisfaction. We will now put additional emphasis on our operational effectiveness leading to margin improvement through increasing productivity, third party supplier actions and lean initiatives," stated Interim President and Chief Executive Officer Larry Silber.

Executive Chairman Clarke Bailey stated, "we continue to focus on the reduction of working capital, specifically receivables and inventory, and remain confident that it will decrease in the near future. I am pleased to report that we are once again in compliance with our bank covenants."

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is computed as net income from continuing operations excluding depreciation, restructuring charges, loss on extinguishment of debt, unrealized foreign exchange gains/losses on derivative financial instruments, acquisition expenses, interest and income tax expense. SMTC Corporation has provided in this release a non-GAAP calculation of adjusted EBITDA as supplemental information regarding the operational performance of SMTC's core business. Management uses this non-GAAP financial measure internally in analyzing SMTC's financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing SMTC's performance and when planning, forecasting and analyzing future periods. SMTC believes this non-GAAP financial measure is useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use it to help assess the health of our business. Non-GAAP measures are subject to material limitations as these measures are not in accordance with, or an alternative for, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider adjusted EBITDA along with other financial performance measures, including revenue, net income and SMTC's financial results presented in accordance with GAAP.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others discussed in SMTC's most recent filings with securities regulators in the United States. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with more than 2,220 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC was recognized in 2012 by Frost & Sullivan with the Global EMS Award for Product Quality Leadership and 2013 with the North American Growth Leadership Award in the EMS industry, as one of the fastest growth companies in 2012.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
	Three months ended		Nine months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Revenue	$ 72,893	$ 75,575	$ 203,236	$ 223,149
Cost of sales	67,055	69,567	189,203	202,335
Gross profit	5,838	6,008	14,033	20,814
Selling, general and administrative expenses	4,533	4,238	14,602	12,599
Gain on sale of property, plant and equipment	--	--	(101)	--
Contingent consideration	--	--	250	(650)
Restructuring charges	289	--	1,443	451
Operating earnings (loss)	1,016	1,770	(2,161)	8,414
Interest expense	432	526	1,261	1,531
Earnings (loss) before income taxes	584	1,244	(3,422)	6,883
Income tax expense (recovery)
Current	(35)	(45)	811	374
Deferred	--	(33)	(16)	(46)
	(35)	(78)	795	328
Net earnings (loss), also being comprehensive income (loss)	$ 619	$ 1,322	$ (4,217)	$ 6,555

Basic earnings(loss) per share	$ 0.04	$ 0.08	$ (0.26)	$ 0.40
Diluted earnings (loss) per share	$ 0.04	$ 0.08	$ (0.26)	$ 0.40

Weighted average number of shares outstanding
Basic	16,360,860	16,319,225	16,350,359	16,283,803
Diluted	16,390,378	16,444,053	16,350,359	16,419,272

Consolidated Balance Sheets
(Unaudited)

(Expressed in thousands of U.S. dollars)	September 29, 2013	December 30, 2012
Assets

Current assets:
Cash	$ 2,526	$ 2,203
Accounts receivable - net	39,647	36,301
Inventories	49,016	54,806
Prepaid expenses	1,104	2,431
Income taxes receivable	510	357
Current portion of deferred income taxes	1,967	2,237
	94,770	98,335
Property, plant and equipment	18,840	19,410
Deferred financing costs	378	564
Deferred income taxes	3,684	3,398
	$ 117,672	$ 121,707
Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 42,452	$ 48,766
Accrued liabilities	6,996	9,220
Income taxes payable	576	566
Revolving credit facility	25,470	12,896
Term facility	1,158	4,631
Current portion of capital lease obligations	1,513	1,628
	78,165	77,707
Capital lease obligations	865	1,292

Shareholders' equity:
Capital stock	389	389
Additional paid-in capital	263,575	263,424
Deficit	(225,322)	(221,105)
	38,642	42,708
	$ 117,672	$ 121,707

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended		Nine months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Operations:
Net earnings (loss)	$ 619	$ 1,322	$ (4,217)	$ 6,555
Items not involving cash:
Depreciation	901	786	2,818	2,310
Unrealized (gain) loss on derivative financial instrument	(139)	(1,119)	965	(1,126)
Gain on sale of property, plant and equipment	--	--	(101)	--
Deferred income taxes	--	(33)	(16)	(46)
Non-cash interest	101	98	286	303
Stock-based compensation	(41)	55	140	257
Contingent consideration	--	--	250	(650)
Change in non-cash operating working capital:
Accounts receivable	(7,317)	(2,169)	(3,346)	(4,111)
Inventories	102	4,396	5,790	(3,656)
Prepaid expenses	131	867	813	(507)
Income taxes payable	(162)	(266)	(143)	(525)
Accounts payable	4,870	(5,528)	(6,314)	(3,851)
Accrued liabilities	(1,817)	(925)	(2,127)	(1,585)
	(2,752)	(2,516)	(5,202)	(6,632)
Financing:
Increase in revolving debt	5,328	2,150	12,574	12,784
Repayment of term facility	(1,158)	--	(3,473)	(2,161)
Principal payment of capital lease obligations	(623)	(391)	(1,767)	(1,295)
Proceeds from sales leaseback	--	--	988	170
Payment of contingent consideration	(234)	(171)	(798)	(742)
Proceeds from issuance of common stock	--	27	11	220
Payment of financing fees	(50)	--	(100)	--
	3,263	1,615	7,435	8,976
Investing:
Purchase of property, plant and equipment	(974)	(513)	(2,316)	(4,024)
Proceeds from sale of property, plant and equipment	--	--	406	--
	(974)	(513)	(1,910)	(4,024)
Increase (decrease) in cash	(463)	(1,414)	323	(1,680)
Cash, beginning of period	2,989	2,369	2,203	2,635
Cash, end of the period	$ 2,526	$ 955	$ 2,526	$ 955

Supplementary Information:
Reconciliation of Adjusted EBITDA

	Three months ended		Nine months ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Net earnings (loss)	$ 619	$ 1,322	$ (4,217)	$ 6,555
Add:
Unrealized foreign exchange (gain)/loss on derivative financial instruments	(139)	(1,119)	965	(1,126)
Interest	432	526	1,261	1,531
Income tax expense	(35)	(78)	795	328
Depreciation	901	786	2,818	2,310
Restructuring charges	289	--	1,443	451
Adjusted EBITDA	2,067	1,437	3,065	10,049
CONTACT: Investor Relations Information:
         Larry Silber
         Interim President and Chief Executive Officer
         Telephone: (905) 413.1190
         Email: investorrelations@smtc.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com